                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                           CONTACT:  R. GREGORY LEWIS
                                                          615-269-1900


                    J. ALEXANDER'S CORP. REPORTS 50% INCREASE
                          IN FIRST QUARTER NET INCOME;
                     RESULTS IN LINE WITH PREVIOUS ESTIMATES

                SHAREHOLDER RIGHTS PLAN EXTENDED FOR FIVE YEARS;
              COMPANY REVIEWS ACCOUNTING TREATMENT FOR STOCK OPTION


         NASHVILLE, Tenn., May 14, 2004 - J. Alexander's Corporation (AMEX:
JAX), owner and operator of 27 J. Alexander's full-service, contemporary upscale American restaurants in 12 states, today reported increased net income on higher net sales for the first quarter of 2004. At the same time, the Company's board of directors said it has extended the expiration date of the Company's Shareholder Rights Plan for five years from May 16, 2004, to May 16, 2009.

         Lonnie J. Stout II, chairman, president and chief executive officer, announced first quarter results and said income before income taxes for the period ended March 28, 2004, rose to $1,407,000. This compares to income before income taxes of $942,000 achieved in the same quarter of 2003. Last year's first quarter results included pre-opening expense of $271,000 while no pre-opening expense was included in the most recent quarter. Income before income taxes for the first quarter of 2004 also included the effect of $77,000 of non-cash compensation expense relating to the stock option described below.

         Net income for the first quarter of 2004 reached $948,000, or $.14 per diluted share, up 50% from net income of $631,000, or $.09 per diluted share, recorded in the comparable period of 2003.

         "Net income for the first quarter of 2004 exceeded last year's performance despite the impact of higher food input costs," Stout said in making the announcement. "The continued momentum of strong sales, reflected in a same store sales gain of 8.3%, more than offset the effect of higher input costs in the most recent period."

         For the first quarter of 2004, J. Alexander's Corporation had net sales of $30,789,000, an increase of 16.4% from $26,450,000 reported in the corresponding period of 2003. The Company's same store weekly sales per restaurant, based on 24 restaurants open for more than 18 months, climbed to $90,500 in the first quarter of 2004 from $83,600 in the corresponding period of 2003. For the most recent quarter, the average weekly sales per restaurant increased 4.7% to $87,400 from $83,500 in the first period a year ago.

         Stout said that guest count increases, along with moderate menu price increases, were primary catalysts driving the same store sales gain.

         The J. Alexander's Corporation CEO also said that the influence of rising food input costs continues to place significant pressure on restaurant profit margins. During the first quarter of 2004, higher food input costs increased the Company's cost of sales as a percentage of sales to 33.1% in the most recent quarter, up from 31.8% in the same period of 2003.

         Stout added that the negative impact of soft sales from the two newest
J. Alexander's restaurants opened in the fourth quarter of 2003 is creating additional pressure on restaurant margins, noting that total restaurant operating expenses as a percentage of sales increased to 86.5% in the first quarter of 2004 from 86.2% in the comparable period a year earlier.

         "Our sales trends through the first half of the second quarter are very encouraging, continuing well ahead of those experienced at this point a year ago," Stout commented. "At the same time, we remain very concerned with the challenges posed by rising input costs and their influence on restaurant margins.

         "We are carefully evaluating appropriate counter measures such as additional menu price increases. We are also closely monitoring guest count trends, and will make every effort to avoid any action that would jeopardize the momentum of these trends," he added.

         In another announcement, J. Alexander's Corporation said that it has reconsidered the accounting treatment for a stock option awarded to its CEO in 1999. As a result, the option will be accounted for as a variable award, thereby requiring that the Company recognize non-cash compensation expense of approximately $550,000 in its previously issued fiscal 2003 financial statements. This expense will lower previously reported fiscal 2003 net income from $3.8 million to $3.3 million. The Company intends to amend its Form 10-K for 2003 to reflect the accounting change, which will not affect the Company's reported cash flows in any period.

         The Company noted that the option has been disclosed in previous annual proxy statements. Provisions of the option called for the exercise price, which was equal to the fair market value of the Company's common stock on the date of the award, to increase by a stated amount on each anniversary date of the award if the option had not yet been exercised. The Company believed at the date of the grant, and had continued to believe since that time, that the option grant would be accorded treatment as a fixed plan award (meaning that no compensation expense would be recognized with respect to that award) because both the number of shares and exercise prices at which the option could be exercised throughout its life were known. Furthermore, the escalating exercise price of this award was less favorable to the CEO than options typically granted to other members of management which require no compensation expense to be recognized.

         J. Alexander's Corporation decided to review the accounting for the option after the issue was raised by the Company's new independent auditors, KPMG LLP, in connection with its review of the Company's 2004 first quarter financial statements. Following the 2004 first quarter review, both KPMG LLP and the Company's former auditors indicated that the option



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should be accounted for as a variable award. The Company and its board of directors are considering various courses of action with respect to the option grant, some of which would have the effect of eliminating future compensation charges with respect to the option.

         J. Alexander's Corporation presently owns and operates 27 J. Alexander's restaurants in Alabama, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. J. Alexander's is a contemporary American restaurant placing a special emphasis on food quality and professional service. The Company is based in Nashville, Tennessee.

         This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors, including those described from time-to-time in the Company's filings with the Securities and Exchange Commission, press releases and other communications.

J. ALEXANDER'S CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                Quarters Ended
                                                                           ----------------------
                                                                           MARCH 28      March 30
                                                                             2004           2003
                                                                           --------       --------
Net sales ...........................................................      $ 30,789       $ 26,450

Costs and expenses:
   Cost of sales ....................................................        10,201          8,415
   Restaurant labor and related costs ...............................         9,668          8,571
   Depreciation and amortization of restaurant property and equipment         1,145          1,059
   Other operating expenses .........................................         5,631          4,751
                                                                           --------       --------
     Total restaurant operating expenses ............................        26,645         22,796

General and administrative expenses .................................         2,189          1,867
Pre-opening expense .................................................            --            271
                                                                           --------       --------
Operating income ....................................................         1,955          1,516
Other income (expense):
   Interest expense, net ............................................          (529)          (555)
   Other, net .......................................................           (19)           (19)
                                                                           --------       --------
     Total other expense ............................................          (548)          (574)
                                                                           --------       --------
Income before income taxes ..........................................         1,407            942
Income tax provision ................................................          (459)          (311)
                                                                           --------       --------
Net income ..........................................................      $    948       $    631
                                                                           ========       ========

Earnings per share:
   Basic earnings per share .........................................      $    .15       $    .10
                                                                           ========       ========

   Diluted earnings per share .......................................      $    .14       $    .09
                                                                           ========       ========

Weighted average number of shares:
   Basic earnings per share .........................................         6,438          6,616
   Diluted earnings per share .......................................         6,803          6,702

J. ALEXANDER'S CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
PERCENTAGES OF SALES

                                                                                  Quarters Ended
                                                                             --------------------------
                                                                              MARCH 28        March 30
                                                                                2004            2003
                                                                             ---------        ---------
Net sales ...........................................................            100.0%           100.0%

Costs and expenses:
   Cost of sales ....................................................             33.1             31.8
   Restaurant labor and related costs ...............................             31.4             32.4
   Depreciation and amortization of restaurant property and equipment              3.7              4.0
   Other operating expenses .........................................             18.3             18.0
                                                                             ---------        ---------
     Total restaurant operating expenses ............................             86.5             86.2

General and administrative expenses .................................              7.1              7.1
Pre-opening expense .................................................               --              1.0
                                                                             ---------        ---------
Operating income ....................................................              6.3              5.7
Other income (expense):
   Interest expense, net ............................................             (1.7)            (2.1)
   Other, net .......................................................             (0.1)            (0.1)
                                                                             ---------        ---------
     Total other expense ............................................             (1.8)            (2.2)
                                                                             ---------        ---------
Income before income taxes ..........................................              4.6              3.6
Income tax provision ................................................             (1.5)            (1.2)
                                                                             ---------        ---------

Net income ..........................................................              3.1%             2.4%
                                                                             =========        =========
Note: Certain percentage totals do not sum due to rounding.

AVERAGE WEEKLY SALES INFORMATION:

Average weekly sales per restaurant .................................        $  87,400        $  83,500
Percent increase ....................................................              4.7%

Same store weekly sales per restaurant (1) ..........................        $  90,500        $  83,600
Percent increase ....................................................              8.3%


(1) Includes the twenty-four restaurants open for more than eighteen months.

J. ALEXANDER'S CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED IN THOUSANDS)


                                                   MARCH 28   December 28
                                                     2004        2003
                                                   -------    -----------
                                 ASSETS

Current Assets
      Cash and cash equivalents .............      $ 2,501      $ 1,635
      Deferred income taxes .................          791          791
      Other current assets ..................        2,041        2,707
                                                   -------      -------
         Total current assets ...............        5,333        5,133

Other assets ................................        1,082        1,009
Property and equipment, net .................       73,037       73,613
Deferred income taxes .......................        1,884        1,884
Deferred charges, net .......................          861          898
                                                   -------      -------
                                                   $82,197      $82,537
                                                   =======      =======



         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities .........................      $ 9,346      $10,891
Long-term obligations .......................       24,588       24,642
Other long-term liabilities .................        2,762        2,572
Stockholders' equity ........................       45,501       44,432
                                                   -------      -------
                                                   $82,197      $82,537
                                                   =======      =======



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